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Exhibit 11 COMPUTATION OF EARNINGS PER SHARE
(Amounts in thousands except per share data)


                                     Third Quarter             Nine Months
                                   1994       1993         1994        1993
Net income.....................$  29,807  $  23,536     $ 86,183    $ 73,783

Preferred dividends..............     46        264          277         819

Income available to common
  shareholders.................$  29,761  $  23,272     $ 85,906    $ 72,964



Weighted average of common
 stock equivalents............... 29,831     29,626       29,866      29,494

Weighted average of preferred
  stock convertible to common
  stock equivalents..............    201        809          430         831

Weighted average of fully
 diluted common stock equivalents 30,032     30,435       30,296      30,325


Primary earnings per share
  (income available to common
  shareholders divided by weighted
  average of common stock
  equivalents).................$    1.00  $    0.78     $   2.88    $   2.47


Fully diluted earnings per share
  (net income divided by weighted
  average of fully diluted
  common stock equivalents)....$    0.99  $    0.77     $   2.84    $   2.43



Note: The effect of stock options outstanding are not dilutive to earnings per share as defined in APB 15 and therefore are not included with the above calculations.

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